SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2002

APPLIED MICROSYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

WASHINGTON	0-26778	91-1074996
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer) Identification No.)

5020 148th Avenue NE
Redmond, Washington 98052
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 882-2000

Item 2. Acquisition or Disposition of Assets.

     On November 4, 2002, Applied Microsystems Corporation (“Applied”) announced that it had completed the sale of substantially all its embedded systems development tools assets to Metrowerks Corporation, a wholly owned subsidiary of Motorola, Inc. (“Metrowerks”) as more fully described in the press release which is attached as Exhibit 99.1 hereto. Applied’s shareholders approved the sale of assets to Metrowerks pursuant to the terms of the Asset Purchase Agreement dated as of September 3, 2002 by and between Applied and Metrowerks at a shareholder meeting held on October 29, 2002. Applied and Metrowerks subsequently satisfied the closing conditions, and the effective date of the sale was November 1, 2002. In accordance with the previously announced terms of the transaction, the purchase price was $3.9 million, which included payment for certain inventories and tangible assets as well as all intellectual property related to Applied’s hardware-enhanced software tools for the design and debugging of embedded systems, software analysis tools for application software verification, analysis and testing, and game development tools for game developers to use to develop and optimize games for video gaming consoles. In addition, Metrowerks assumed certain customer warranty and support obligations, and offered employment to 26 Applied personnel. Applied received $3.4 million at closing, with the remaining $500,000 held back for one year to secure certain indemnification obligations. Other than in the ordinary course of business, there is no material relationship between Metrowerks and Applied or any of its directors or officers.

Item 7. Financial Statements And Exhibits.

(c)	Exhibits

Exhibit No.	Description

99.1	Press Release of Applied Microsystems Corporation dated November 4, 2002

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Microsystems Corporation

November 8, 2002	By:	/s/ Robert C. Bateman

Robert C. Bateman Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Applied Microsystems Corporation dated November 4, 2002